Exhibit 99.1

WHX Corporation Reports Financial Results for the Fourth Quarter and Year End 2008,
and Analyst Call on 4/6 at 8:30 am ET

WHITE PLAINS, N.Y. April 2, 2009 -- WHX Corporation (NASDAQ(CM): WXCO); ("WHX" or the "Company") today reported financial results for the fourth quarter and year ended December 31, 2008. The Company also announced that it will hold an earnings call on Monday, April 6, 2009 at 8:30 am Eastern Time.

“For WHX Corporation, 2008 was a year of challenge, transition, transformation and achievement,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX. “Despite a downturn in the economic environment, especially in the fourth quarter, the WHX group of companies achieved growth and increased profitability on many fronts. These gains were due to several factors.  Ongoing implementation and expansion of the WHX Business System across the Company resulted in improved productivity, expanded profit margins and enhanced cash generation. We also aggressively managed material costs and customer pricing, enabling WHX to better cope with volatile raw materials costs. Additionally, our strategic focus on key existing markets as well as potential new markets enabled WHX to take market share from several competitors.” Kassan added: “The completion of our $156.5 million rights offering in September 2008 and the March 2009 amendments to the credit facilities of both Handy & Harman and Bairnco have materially strengthened our balance sheet and provided anticipated longer term liquidity. Additionally, we were able to list our stock on the NASDAQ Capital Markets in December 2008 which over time should increase both market recognition and liquidity in our stock. ”

Financial Highlights:

Fourth Quarter Results

WHX reported a net loss of $5.6 million on net sales of $146.4 million in the fourth quarter of 2008, compared with a net loss of $2.6 million on net sales of $160.8 million for the fourth quarter of 2007.  Basic and diluted net loss per common share was $0.46 for the fourth quarter of 2008, compared with a net loss of $2.60 in the same period of 2007.

The net loss in 2008 included non-cash asset impairment charges of $8.3 million offset by a non-cash gain from a benefit plan curtailment of $3.9 million. In 2007, the Company recorded a charge of $2.2 million for environmental remediation offset by a $0.8 million gain from insurance proceeds.  Interest expense for the fourth quarter of 2008 was $4.6 million lower than in the same quarter of 2007 due to debt repayment from the proceeds of the rights offering in September.

The Company generated Adjusted EBITDA of $6.4 million for the fourth quarter of 2008, as compared to $8.6 million for the same period in 2007.  The decline in fourth quarter Adjusted EBITDA was principally due to lower sales and operating income from our businesses that provide (a) electroplating services principally to the automotive industry and (b) corrosion resistant coated steel products used in construction, appliance, container, automotive and industrial markets. Adjusted EBITDA excludes certain non-recurring and non-cash items. See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Revenue for the fourth quarter of 2008 was $146.4 million, a decrease of $14.4 million, or 9% from $160.8 million for 2007 amid the general slow-down in the U.S. and world economies, especially weakness in the U.S. housing and automotive markets.

2008 Results

WHX reported net income of $3.0 million, on net sales of $725.8 million for the year ended December 31, 2008, compared with a net loss of $20.8 million on net sales of $637.9 million in 2007.  Basic and diluted net income per common share was $0.75 for 2008, compared with a net loss of $20.77 in 2007.  Although the Company realized taxable income in 2008, WHX’s federal tax net operating loss carry forwards sheltered us from federal income tax except for a minimal amount of alternative minimum tax.  As of December 31, 2008, WHX’s federal tax net operating loss carry forwards were in excess of $190 million.

The Company realized significant non-recurring items in 2008 and 2007.  2008 results include non-cash asset impairment charges of $8.3 million and non-recurring executive severance of $1.3 million, offset by a non-cash benefit plan curtailment gain of $3.9 million and proceeds from insurance claims of $3.4 million. During 2007, the Company incurred purchase accounting charges of $7.4 million relating to the acquisition of Bairnco Corporation, recorded legacy environmental expense of $4.7 million, offset by $6.5 million of net insurance proceeds received from a 2002 fire loss claim.

The Company’s Adjusted EBITDA of $56.0 million in 2008 increased by $14.7 million from 2007.

2008 net sales were $725.8 million, an increase of $88.0 million, or 13.8%, from 2007’s $637.9 million of net sales. Bairnco’s net sales increased by $62.3 million principally due to 2007 reflecting 37 weeks of activity (for the post-acquisition period from April 13 through December 31, 2007), and  2008 reflecting 52 weeks of activity.

For 2008, gross profit increased 33.3% to $176.7 million from $132.5 million in 2007. Gross margin percentage was 24.3% in 2008, compared with 20.8% in 2007.  The increased gross margin percentage was principally due to the inclusion of Bairnco for 52 weeks in 2008 versus 37 weeks in 2007, higher sales realized by all operating segments, improved operating efficiencies, and enhanced pricing management to offset higher precious metal, steel and other raw material costs.

Operating income increased 93.2% to $43.9 million in 2008 from $22.7 million in 2007. SG&A expenses increased $20.9 million to $131.6 million, or 18.1% of sales in 2008 from $110.7 million, or 17.3% of sales in 2007. Increased SG&A expenses were principally generated by the inclusion of Bairnco expenses for full year 2008 as compared to 37 weeks in 2007. In 2007, the Company recorded $2.3 million of non-recurring charges for the write-off of acquired research and development and acquired backlog associated with the Bairnco acquisition purchase accounting.  In addition, the Company recorded $1.6 million of non-cash stock-based compensation expense in 2007 as compared to $0.6 million in 2008.

Non-cash asset impairment charges in 2008 totaling $8.3 million include $7.8 million related to the assets of a subsidiary, Sumco Inc. (“Sumco”), which is part of the Precious Metal segment, and $0.5 million related to the assets of Indiana Tube Denmark (“ITD”), included in the Tubing segment. Sumco provides electroplating services primarily to the U.S. automotive market. Sumco’s recent and projected negative cash flows are principally caused by Sumco’s reliance on the U.S. automotive market for over 90% of its sales. Management is exploring strategic options for Sumco’s business. In December 2008, management decided to exit the welded specialty tubing market in Europe and close ITD, sell ITD’s assets, pay off ITD’s related debt and repatriate cash remaining post-closing.

Segment Operating Results
All data regarding segment operating results is before corporate allocations and impairments.

Precious Metal Segment

For the fourth quarter of 2008, the Precious Metal segment operating income decreased by $3.6 million or 62.1% to $2.2 million compared to $5.9 million in the same period of 2007 on 30.5% lower sales. In addition to losses incurred by Sumco, the Company reported liquidations of precious metal inventories which it accounts for under the LIFO cost method that resulted in favorable gross margin impacts of $1.4 million and $4.6 million in the fourth quarter of 2008 and 2007, respectively.

For full year 2008, net sales for the Precious Metal segment increased $6.4 million or 4.2%, to $156.8 million from $150.5 million in 2007. The segment experienced higher sales from higher precious metal prices, increased market share in the HVAC and welding distribution markets, and stronger sales in the energy exploration and electrical markets.  In addition, an acquisition completed in late 2007 contributed an additional $4.0 million to sales in 2008.  These increases were partially offset by a reduction of $14.6 million of sales at Sumco.

Precious Metal segment operating income increased by $2.3 million to $16.5 million in 2008 compared to $14.1 million in 2007.  Improved operating income resulted from incremental gross profit from higher sales and product mix shifts to higher margin products.  In addition, operating efficiencies have resulted in improved gross profit as well as a permanent reduction of precious metal inventory, which is accounted for under the LIFO cost method. The Company recognized $3.9 million of profit in 2008 from the liquidation of a portion of the LIFO inventory.  Precious metal inventory also declined in 2007 and resulted in $4.6 million of profit from liquidation of the LIFO inventory.

Tubing Segment

For the fourth quarter of 2008, the Tubing segment’s operating income increased by $1.7 million to $2.8 million, or 163.1%, compared to $1.1 million in 2007.  The increase was principally due to improved operating efficiencies within the Specialty Tubing Group, which experienced a loss in the same period of 2007.

For full year 2008, net sales for the Tubing segment increased $0.7 million, or 0.6%, to $118.3 million from $117.6 million in 2007. A $10.3 million increase in net sales of the Stainless Steel Tubing Group was primarily due to strong demand for small diameter precision-drawn long coil seamless tubing that principally services the petrochemical and shipbuilding industries. The Specialty Tubing Group experienced reduced sales volume of $9.6 million due to lower sales to the home appliance industry.

Tubing segment operating income increased by $6.1 million to $10.9 million in 2008 compared to $4.8 million in 2007.  The increase was principally due to improved operating efficiencies within the Specialty Tubing Group, rebounding from a loss in 2007.  Strong sales in the Stainless Steel Tubing Group also resulted in higher operating income for the segment.

Engineered Materials Segment

For the fourth quarter of 2008, the Engineered Materials segment operating income decreased by $1.3 million, or 37.4%, to $2.1 million as compared to $3.3 million in the fourth quarter of 2007. This decrease principally resulted from declining sales of corrosion resistant coated steel products used in construction, appliance, container, automotive, and certain industrial markets.

For full year 2008, net sales for the Engineered Materials segment increased $18.6 million, or 8.1%, to $246.8 million from $228.2 million in 2007. This increase was primarily driven by higher prices passed on to customers to offset significantly higher steel costs, increased demand for our commercial roofing fasteners, and the introduction of new products and channel growth for our “Fastenmaster” brand fasteners.

Engineered Materials segment operating income increased by $1.6 million to $22.6 million in 2008 from $20.9 million in 2007.  Improved operating income resulted from significantly higher sales and stable gross profit margin despite raw material cost pressures and increased sales of lower margin private label products. Operating efficiencies also generated a significant reduction in segment inventory levels compared to the prior year, enhancing cash flow. The 2007 results include a postretirement benefit plan curtailment charge of $0.7 million at one of the segment’s subsidiaries.

Bairnco Segments:

For the fourth quarter of 2008, net sales for the Arlon Electronic Materials (“Arlon EM”) segment decreased 1.8% to $15.8 million from the same quarter of 2007 primarily due to reductions in the military and aerospace markets.  Arlon EM’s operating income improved by $0.6 million from the fourth quarter of 2007 due to sales mix, increased production volumes and operating efficiencies.

Fourth quarter sales for the Arlon Coated Materials (“Arlon CM”) segment increased 6% to $15.6 million, primarily driven by strong sales to global digital print media markets, but partially offset by significant softness in the Asia container market.  Arlon CM segment operating loss was $1.0 million as compared to a loss of $0.9 million in 2007.

Fourth quarter sales for the Kasco segment decreased 7.0% to $16.4 million and Kasco’s operating income decreased by $0.4 million from the prior year. The decline in sales was due primarily to negative foreign currency translation effects, as well as reduced sales to distributors, partially offset by an increase in domestic route sales.

For full year 2008, the Bairnco segments’ operating income increased to $8.8 million from a loss of $0.7 million in 2007, principally due to (a) 2008 figures include the entire year while 2007 figures include 37 weeks of operation, and (b) non-recurring charges in 2007 relating to the purchase accounting for the Bairnco acquisition of Arlon EM ($3.5 million), Arlon CM ($2.4 million), and Kasco ($1.5 million). The 2008 operating loss for Arlon CM includes $1.7 million of non-recurring plant consolidation costs.  In addition to the direct plant consolidation costs, 2008 results were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

Due to the acquisition of Bairnco in 2007, the following Bairnco segment discussion for the full year 2008 reflects net sales and operating income for 2007 on a pro forma basis for a full year in 2007, including the period January 1, 2007 to the acquisition date of April 13, 2007.  Such pro forma 2007 results have also been adjusted to eliminate non-recurring acquisition costs.

	2008	2007 Pro forma
	(in thousands)
Net Sales:
Arlon Electronic Materials	$64,208	$64,630
Arlon Coated Materials	72,395	65,497
Kasco	67,202	66,149
Total net sales	$203,805	$196,276

Operating income/(loss)
Arlon Electronic Materials	$6,243	$5,792
Arlon Coated Materials (a)	(1,199)	(1,411)
Kasco	3,786	2,267
Total operating income	$8,830	$6,648

(a) The operating results for the Arlon Coated Materials segment for 2008 include $1.7 million of costs to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, 2007 results were negatively impacted by a  plant shutdown and related operating inefficiencies during the move.

Arlon EM sales of $64.2 million were down slightly from $64.6 million due primarily to a slow first half of 2008 in military programs.  Arlon CM sales of $72.4 million increased 10.5% from $65.5 million in 2007, driven by strong sales to global digital print media markets but partially offset by significant softness in the Asia container market. Kasco's sales of $67.2 million were up 1.6% from $66.1 million in 2007 due to increased domestic route sales, partially offset by negative foreign currency translation effects during 2008.

Operating income of $8.8 million in 2008 for the Bairnco segments reflects a $2.2 million increase from $6.6 million of pro forma operating income in 2007.  The improvement was principally due to higher gross profit.  In the Arlon EM segment, gross profit improved as a result of sales mix and increased production volumes for the wireless telecommunications markets during the second half of 2008, and in the Kasco segment, from higher sales and improved efficiencies from the consolidation of manufacturing plants completed in 2007. Gross profit for the Arlon CM segment increased on higher sales in the digital print media markets and related production volumes. However, Arlon CM gross profit in its graphics businesses was negatively impacted in the fourth quarter as the corporate re-imaging and Asia container markets softened.  In 2008, all three Bairnco segments benefited from the lean manufacturing implementation currently in process.

The improvement in gross profit was partially offset by higher SG&A expenses.  Included in the 2008 expenses is $1.7 million of move related costs to consolidate two Arlon CM plants in San Antonio, Texas into one plant. Excluding the move related costs from the 2008 SG&A expenses, the increase in 2008 is primarily due to higher compensation expenses on increased sales and higher freight costs related to higher gasoline prices.

WHX Business System

The Company continues to apply the WHX Business System at all of its business units.  The System is at the heart of the operational and improvement methodologies for all WHX companies and employees. Strategy Deployment forms the roof of the business system and serves to convert strategic plans into tangible actions ensuring alignment of goals throughout each of our businesses. The pillars of the System are the key performance indicators used to monitor and drive improvement.  The steps of the System are the specific tool areas that drive the key metrics and overall performance.  WHX utilizes lean tools and philosophies to reduce and eliminate waste coupled with Six Sigma tools targeted at variation reduction.  The System is a proven, holistic approach to increasing shareholder value and achieving long term, sustainable, and profitable growth.

Rights Offering

On September 25, 2008, WHX completed a rights offering. The Company sold 11,178,459 shares of common stock to existing stockholders through the exercise of rights at a subscription price of $14.00 per share (share amount and price per share adjusted for Reverse Stock Split, described below), for an aggregate purchase price of approximately $156.5 million (“the Rights Offering”).  Steel Partners II (“SP II”), which beneficially owned approximately 50.3% of the Company’s outstanding common stock immediately before the Rights Offering, subscribed for shares of the Company’s common stock for an aggregate purchase price of approximately $120.8 million. After giving effect to the Rights Offering, SP II owns 75% of the outstanding shares of common stock of the Company.  The Company used the proceeds of the Rights Offering to (i) redeem preferred stock issued by a wholly-owned subsidiary of the Company, which was held by SP II, plus accumulated dividends, together totaling approximately $6.0 million, (ii) repay Company indebtedness to SP II of approximately $18.9 million, and (iii) repay $117.6 million of indebtedness and accrued interest of certain wholly-owned subsidiaries of the Company to SP II.   After such payments, $14.0 million remained with the Company as cash, of which $13.2 million was used to repay additional debt of the Company on October 29, 2008 pursuant to the amendments to the Company’s credit agreements of that same date.

Reverse Stock Split

On November 24, 2008, the Company consummated a 1-for-10 reverse stock split of its outstanding common stock (the “Reverse Stock Split”) whereby every ten (10) shares of common stock issued and outstanding at the time the split was effected were changed and reclassified into one (1) share of common stock immediately following the Reverse Stock Split.  The Reverse Stock Split affected all shares of common stock, stock options and rights of the Company outstanding at the effective time of the Reverse Stock Split.

NASDAQ Listing

On December 5, 2008, the Company’s common stock began trading on the NASDAQ Capital Market under the new symbol “WXCO”.  The Company’s shares were previously quoted on the over-the-counter “Pink Sheets” under the same symbol from November 25, 2008, and under the symbol “WXCP.PK” prior to the reverse split of the Company’s common stock effected on November 24, 2008, which is discussed above.

Loan Amendments

On March 12, 2009, H&H and almost all of its subsidiaries amended their credit facilities with their lenders, including SP II, to, among other things, (i) extend the term of the loans for two years until June 30, 2011, (ii) increase certain interest rates, (iii) reset the levels of certain financial covenants, (iv) permit the disposition and/or cessation of operations of certain of H&H’s direct and indirect subsidiaries (v) provide for an increase in the aggregate amount of unsecured loans, distributions or other advances from H&H to WHX for general business purposes from up to $7.0 million to up to $12.0 million, and (vi) reduce the total amount available under one of those credit facilities from $125.3 million to $115.0 million, including decreasing the revolving credit facility from $83.0 million to $75.0 million.

On March 12, 2009, Bairnco and certain of Bairnco’s subsidiaries amended their credit agreements with their lenders, including SP II, to, among other things, (i) increase the interest rates and (ii) reset the levels of certain financial covenants.

WHX  Corporation 4th Quarter and Total Year 2008 Earnings Call, April 6 at 8:30 ET

 WHX Corporation will hold a conference call to discuss the 2008 financial results on Monday, April 6, at 8:30 am ET.  The dial information for the call is:

  US/Canada Dial-in #: 1-866-393-1336
  Conference ID:   90930265

NOTE: In order to join this conference call, all speakers and participants will be required to provide the Conference ID Number listed above.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines Adjusted EBITDA as net income before the effects of realized and unrealized losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and pension credit and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Adjusted EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company’s interest expense;

•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement; and

•	Adjusted EBITDA does not include pension credit.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only supplementally. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Adjusted EBITDA to Net income (loss), and that reconciliation is set forth below. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Our Company

WHX Corporation is a diversified global industrial company delivering value through the WHX Business System which drives innovation, operating excellence and superior customer service. WHX and its affiliated companies employ over 2,300 people at 35 locations in eight countries.

Our companies are organized into six businesses: Precious Metals, Tubing, Engineered Materials, Arlon Electronic Materials, Arlon Coated Materials and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include the signage industry and meat room products and maintenance services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol WXCO.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect WHX’s current expectations and projections about its future results, performance, prospects and opportunities.  WHX has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, WHX’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2008 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

WHX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(Dollars and shares in thousands)

Net sales	$146,371	$160,775	$725,785	$637,866
Cost of goods sold	110,813	122,504	549,105	505,341

Gross profit	35,558	38,271	176,680	132,525
GP%	24.3%	23.8%	24.3%	20.8%
Selling, general and administrative expenses	30,339	28,242	131,574	110,660
SG&A %	20.7%	17.6%	18.1%	17.3%
Income from operations before unusual items	5,219	10,029	45,106	17,187
Environmental remediation expense	-	2,151	-	4,678
Proceeds from insurance claim	48	(849)	(3,399)	(6,538)
Benefit plan curtailment	(3,875)	-	(3,875)	727
Asset impairments	8,291	-	8,291	-
Loss (gain) on disposal of assets	53	(5)	212	283

Income from operations	702	8,732	43,877	22,715
Other:
Interest expense	6,369	10,930	36,787	39,488
Realized and unrealized loss on derivatives	430	849	1,355	1,888
Other (income) expense	638	(56)	1,354	272

Income (loss) before taxes	(6,735)	(2,991)	4,381	(18,933)
Tax provision (benefit)	(1,157)	(392)	1,370	1,838

Net income (loss)	$(5,578)	$(2,599)	$3,011	$(20,771)
Basic and diluted per share of common stock	$(0.46)	$(2.60)	$0.75	$(20.77)

Weighted average number of common shares outstanding	12,179	1,000	4,001	1,000

WHX CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(Dollars and shares in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$8,656	$6,090
Trade receivables - less allowance for doubtful accounts of $3,178 and $2,776	81,610	89,546
Inventories	75,270	83,709
Deferred income taxes	1,310	3,339
Other current assets	10,378	12,023
Total current assets	177,224	194,707

Property, plant and equipment at cost, less accumulated depreciation and amortization	102,508	124,336
Goodwill	65,070	64,317
Other intangibles, net	36,965	39,892
Other non-current assets	17,717	18,337
	$399,484	$441,589

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Trade payables	$36,599	$49,053
Accrued environmental liability	6,722	7,805
Accrued liabilities	37,382	40,308
Accrued interest expense - related party	2,499	19,615
Current portion of long-term debt	12,956	7,513
Short-term debt - related party	-	5,100
Short-term debt	32,970	50,180
Deferred income taxes	257	142
Total current liabilities	129,385	179,716

Long-term debt	109,174	141,678
Long-term debt - related party	54,098	154,901
Accrued pension liability	133,990	15,653
Other employee benefit liabilities	4,233	7,595
Deferred income taxes	5,413	8,217
Other liabilities	5,098	3,374
	441,391	511,134

Stockholders’ (Deficit) Equity:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 and 50,000 shares; issued and outstanding 12,179 and 1,000 shares in 2008 and 2007, respectively	122	10
Warrants	-	1,287
Accumulated other comprehensive loss	(163,502)	(32,559)
Additional paid-in capital	552,583	395,838
Accumulated deficit	(431,110)	(434,121)
Total stockholders’ deficit	(41,907)	(69,545)
	$399,484	$441,589

WHX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$3,011	$(20,771)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	20,927	18,242
Non-cash stock based compensation	553	1,612
Acquired in-process research and development	-	1,851
Amortization of debt related costs	1,806	2,111
Payment in kind interest on related party debt	5,285	4,721
Curtailment of employee benefit obligations	(3,875)	727
Deferred income taxes	(643)	(531)
Loss on asset dispositions	212	282
Asset impairment charges	8,291	-
Equity in after-tax income of affiliated companies	(27)	(66)
Unrealized gain on derivatives	(384)	(103)
Reclassification of net cash settlements on derivative instruments	1,739	1,991
Decrease (increase) in operating assets and liabilities, net of effect of acquisitions:
Trade and other receivables	6,744	2,114
Inventories	7,498	13,826
Other current assets	1,449	1,699
Accrued interest-related party	(17,643)	9,424
Other current liabilities	(22,434)	(39,440)
Other items-net	(2,430)	(42)
Net cash provided by (used in) operating activities	10,079	(2,353)
Cash flows from investing activities:
Acquisitions	-	(102,595)
Plant additions and improvements	(12,314)	(10,226)
Net cash settlements on derivative instruments	(1,739)	(1,991)
Proceeds from sales of assets	8,253	4,314
Net cash used in investing activities	(5,800)	(110,498)
Cash flows from financing activities:
Proceeds of stock-rights offering	155,561	-
Proceeds from term loans - related party	-	115,929
Proceeds from term loans - domestic	4,000	76,000
Net revolver borrowings (repayments)	(17,084)	3,368
Repayments of term loans - foreign	(517)	(495)
Repayments of term loans - domestic	(30,367)	(22,127)
Repayments of term loans - related party	(111,188)	(55,376)
Deferred finance charges	(1,562)	(3,671)
Net change in overdrafts	(1,107)	(102)
Other	618	453
Net cash provided by (used in) financing activities	(1,647)	113,979
Net change for the period	2,633	1,128
Effect of exchange rate changes on net cash	(67)	186
Cash and cash equivalents at beginning of period	6,090	4,776
Cash and cash equivalents at end of period	$8,656	$6,090

WHX CORPORATION
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2008	2007	2008	2007

Net Sales:
Precious Metal	$25,223	$36,282	$156,847	$150,484
Tubing	25,127	26,576	118,318	117,627
Engineered Materials	48,179	49,428	246,815	228,248
Arlon Electronic Materials (a)	15,799	16,089	64,208	45,576
Arlon Coated Materials (a)	15,632	14,751	72,395	47,647
Kasco (a)	16,411	17,649	67,202	48,284
Total net sales	$146,371	$160,775	$725,785	$637,866

Operating income (loss) before corporate allocations and impairments:
Precious Metal	$2,222	$5,860	$16,461	$14,128
Tubing	2,792	1,061	10,896	4,799
Engineered Materials	2,095	3,346	22,553	20,923
Arlon Electronic Materials (a) (b)	2,011	1,392	6,243	496
Arlon Coated Materials (a) (b)	(988)	(912)	(1,199)	(2,881)
Kasco (a) (b)	1,083	1,477	3,786	1,657
Total	9,215	12,224	58,740	39,122

Corporate expenses allocation:
Precious Metal	1,051	626	4,192	4,361
Tubing	986	601	3,926	3,980
Engineered Materials	920	560	3,662	3,707
Arlon Electronic Materials (a)	286	210	1,100	876
Arlon Coated Materials (a)	285	177	1,240	916
Kasco (a)	297	237	1,151	928
Total	3,825	2,411	15,271	14,768

Impairments of long-lived assets:
Precious Metal	7,790	-	7,790	-
Tubing	501	-	501	-
Total	8,291	-	8,291	-

Segment operating income (loss):
Precious Metal	(6,619)	5,234	4,479	9,767
Tubing	1,305	460	6,469	819
Engineered Materials	1,175	2,786	18,891	17,216
Arlon Electronic Materials (a) (b)	1,725	1,182	5,143	(380)
Arlon Coated Materials (a) (b)	(1,273)	(1,089)	(2,439)	(3,797)
Kasco (a) (b)	786	1,240	2,635	729
Segment operating income (loss)	(2,901)	9,813	35,178	24,354

Unallocated corporate expenses & non operating units	1,951	1,282	6,698	8,994
Unallocated pension credit	(1,780)	(1,498)	(8,335)	(5,778)
Proceeds from insurance claims, net	48	(849)	(3,399)	(6,538)
Employee benefit plan curtailment	(3,875)	-	(3,875)	-
Environmental remediation expense	-	2,151	-	4,678
Loss (gain) on disposal of assets	53	(5)	212	283
Income from operations	702	8,732	43,877	22,715

Interest expense	6,369	10,930	36,787	39,488
Realized and unrealized loss on derivatives	430	849	1,355	1,888
Other expense (income)	638	(56)	1,354	272

Income (loss) before taxes	$(6,735)	$(2,991)	$4,381	$(18,933)

a)	The results of the Bairnco segments in 2007 reflect the period subsequent to its acquisition, April 13 through December 31, 2007.

b)
The following non-recurring charges relating to the purchase accounting for the Bairnco acquisition are included in 2007 results above:  Arlon EM-$3.5 million, Arlon CM-$2.4 million, and Kasco-$1.5 million. The operating income (loss) for the Arlon CM segment includes $0.1 million and $1.7 million of move costs in the quarter and for the year ended December 31, 2008, respectively, to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, the results of the periods were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

WHX Corporation
Supplemental Non-GAAP Disclosures
 EBITDA and Adjusted EBITDA
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	( in thousands)		( in thousands)
Net income (loss)	$(5,578)	$(2,599)	$3,011	$(20,771)
Add (Deduct):
Tax provision	(1,157)	(392)	1,370	1,838
Interest expense	6,369	10,930	36,787	39,488
Depreciation and amortization expense	4,776	4,917	20,927	18,242
Non-cash pension credit	(1,780)	(1,498)	(8,335)	(5,778)
Lifo liquidation gain	(1,448)	(4,594)	(3,927)	(4,594)
Realized and unrealized loss on derivatives	430	849	1,355	1,888
(Gain)/Loss on disposal of assets	53	(5)	212	283
"EBITDA"	1,665	7,608	51,400	30,596

Adjusted EBITDA:
Proceeds from insurance claims	48	(849)	(3,399)	(6,538)
Non-cash benefit plan curtailment (gain) loss	(3,875)	-	(3,875)	727
Accrual for legacy environmental expense	-	2,151	-	4,678
Non-recurring executive severance	-	-	1,257	-
Non-cash stock-based compensation expense	141	(32)	553	1,612
Non-cash asset impairment	8,291	-	8,291	-
Purchase accounting adjustments	-	(449)	-	7,378
Non-recurring plant consolidation costs	100	220	1,729	2,587
Write-off of deferred financing fees	-	-	-	173
Adjusted EBITDA	$6,370	$8,649	$55,956	$41,213

CONTACT:       WHX Corporation
Glen Kassan, Vice Chairman of the Board and
Chief Executive Officer
914-461-1260

SOURCE:           WHX Corporation